Exhibit 5.1

300 North LaSalle
Chicago, Illinois  60654

312 862-2000	Facsimile:
312 862-2200
www.kirkland.com

June 26, 2012

KEMET Corporation

and the Guarantors set forth below

2835 KEMET Way

Simpsonville, SC 29681

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to KEMET Corporation, a Delaware corporation (the “Issuer”), KEMET Electronics Corporation, a Delaware corporation (“KEMET Electronics”), KEMET Services Corporation, a Delaware corporation (“KEMET Services”), KRC Trade Corporation, a Delaware corporation  (“KRC Trade”), The Forest Electric Company, an Illinois corporation (“Forest Electric”), KEMET Foil Manufacturing LLC, a Delaware limited liability company (“KEMET Foil”) and KEMET Blue Powder Corporation, a Delaware corporation(“Blue Powder,” and together with KEMET Electronics, KEMET Services, KRC Trade, Forest Electric and KEMET Foil, the “Guarantors” and, together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $125,000,000 in aggregate principal amount of the Issuer’s 10½% Senior Notes due 2018 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2012, under the Securities Act of 1933, as amended (the “Act”).  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture with respect to 10½% Senior Notes due 2018, dated as of May 5, 2010, as amended (as may be further amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”).  The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of certain of the Issuer’s outstanding 10½% Senior Notes due 2018 (the “Existing Notes”) and the guarantees thereof, of which $125,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and certificates of formation, as applicable, and bylaws and operating agreements, as applicable, of the Registrants, (ii) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement,(v) the Registration Rights Agreement, dated as of March 27, 2012, by and among the Registrants, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. (the “Initial Purchasers”) and (vi) the Registration Rights Agreement, dated April 3, 2012, by and among the Registrants and the Initial Purchasers.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations.  In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of Section 12.4 of the Indenture (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

We have also assumed that:

(i) the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

(ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(iii) the Existing Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(v) the Registrants will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

Based upon and subject to the qualifications and limitations set forth herein, we are of the opinion that when the Exchange Notes have been duly executed an authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Existing Notes, and the Guarantees have been duly issued, the Exchange Notes will be valid and binding obligations of the Issuer, and the Guarantees will be valid and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing) or the Business Corporation Act of 1983, as amended, of the State of Illinois, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York, Delaware or Illinois be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP